                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                                  ___________

                                 SCHEDULE 13G
                                (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                              (AMENDMENT NO. 3)(1)



                         The Taiwan Equity Fund, Inc.
      ------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
      ------------------------------------------------------------------
                        (Title of Class of Securities)


                                   874031107
      ------------------------------------------------------------------
                                (CUSIP Number)



                                 July 31, 1999
      ------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)



   (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           SCHEDULE 13G PAGE 2 OF 5
===============================================================================


  CUSIP NO. 874031107
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

            President and Fellows of Harvard College

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          ----
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          ----
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                 0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      EP

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
                                 ------------


Item 1(a) Name of Issuer:
               The Taiwan Equity Fund, Inc.

     1(b) Address of Issuer's Principal Executive Offices:
               c/o Daiwa Securities Trust Company
                   One Evertrust Plaza
                   9th Floor
                   Jersey City, NJ  07302

Item 2(a) Name of Person Filing:
               President and Fellows of Harvard College ("P&F")

     2(b) Address of Principal Business Office or, if none, Residence:
               c/o Harvard Management Company, Inc.
                   600 Atlantic Avenue
                   Boston, MA  02210

     2(c) Citizenship:

     2(d) Title of Class of Securities:
               Common Stock

     2(e)  CUSIP Number:
               874031107

Item 3 The reporting person is an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

Item 4  Ownership:

    4(a)  Amount beneficially owned:
               0 Shares

    4(b)  Percent of Class:
               0.0%

    4(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:
               0 Shares

     (ii) shared power to vote or to direct the vote:
                _________

        (iii) sole power to dispose or to direct the disposition of:
                    0 Shares

        (iv) shared power to dispose or to direct the disposition of:
                ________

Item 5  Ownership of Five Percent or Less of a Class:

             This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:
             Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
             Not Applicable.

Item 8  Identification and Classification of Members of the Group:
             Not Applicable.

Item 9  Notice of Dissolution of Group:
             Not Applicable.

Item 10 Certification:

     By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                   PRESIDENT AND FELLOWS OF
                                   HARVARD COLLEGE


                                   By: /s/ Judith A. Murphy
                                      ---------------------------------------
                                     Name:  Judith A. Murphy
                                     Title: Authorized Signatory



August 16, 1999